Exhibit 3.1

DOORLOPENDE TEKST van de statuten van Eurand N.V., statutair gevestigd te Amsterdam, na partiële statutenwijziging bij akte op 5 juni 2009 verleden voor mr. W.H. Bossenbroek, notaris te Amsterdam.
Ministeriële verklaring van geen bezwaar de dato 29 mei 2009, nummer
N.V. 278766.
STATUTEN
BEGRIPSBEPALINGEN

Artikel 1.

In de statuten van deze vennootschap wordt verstaan onder:
a.	jaarrekening: de balans, de winst- en verliesrekening en de toelichting op deze stukken;

b.	statuten: deze statuten van de vennootschap;

c.	raad van bestuur: het bestuur van de vennootschap;

d.	vennootschap: de rechtspersoon waarop deze statuten betrekking hebben;

e.	algemene vergadering: het orgaan dat gevormd wordt door stemgerechtigde aandeelhouders en andere stemgerechtigden in de vennootschap dan wel de bijeenkomst van vergadergerechtigden;

f.	groepsmaatschappij: een rechtspersoon of vennootschap waarmede de vennootschap in een economische eenheid organisatorisch verbonden is;

g.	certificaathouders: de houders van met medewerking van de vennootschap uitgegeven certificaten van aandelen;

h.	vergadergerechtigden: aandeelhouders en certificaathouders;

i.	certificaatrechten: de rechten die door de wet of door deze statuten zijn toegekend aan houders van met medewerking van de vennootschap uitgegeven certificaten van aandelen;

j.	dochtermaatschappij: een rechtspersoon waarin de vennootschap of een of meer van haar dochtermaatschappijen al dan niet krachtens overeenkomst met andere stemgerechtigden alleen of samen meer dan de helft van de stemrechten in de algemene vergadering kunnen uitoefenen, alsmede andere rechtspersonen en vennootschappen welke als zodanig door de wet worden aangemerkt.
NAAM EN ZETEL
Artikel 2.
2.1	De vennootschap is genaamd: Eurand N.V.

2.2	Zij is gevestigd te Amsterdam.
DOEL
Artikel 3.
De vennootschap heeft ten doel:
a.	het deelnemen in, het financieren van, het zich op andere wijze interesseren bij en het voeren van beheer over andere ondernemingen en vennootschappen;

b.	het verlenen van financiële diensten en ondersteuning aan groepsmaatschappijen, daaronder begrepen het geven van garanties of andere zekerheden voor verplichtingen van groepsmaatschappijen; en

c.	het geven van garanties of op welke andere wijze dan ook zekerheid verlenen voor verplichtingen van derden;

d.	het verrichten van al hetgeen met het vorenstaande in de ruimste zin verband houdt of daartoe bevorderlijk kan zijn.
KAPITAAL, AANDELEN EN CONVERSIE
Artikel 4.
Het maatschappelijk kapitaal van de vennootschap bedraagt één miljoen driehonderd duizend euro (EUR 1.300.000), verdeeld in één honderd dertig miljoen (130.000.000) gewone aandelen, elk nominaal groot één eurocent (EUR 0,01).
EMISSIE EN VOORKEURSRECHT
Artikel 5.
5.1	Uitgifte van aandelen geschiedt ingevolge een besluit van de algemene vergadering, op voorstel van de raad van bestuur welk voorstel de prijs en overige voorwaarden van de uitgifte omvat. De algemene vergadering kan bij besluit de raad van bestuur voor een bepaalde duur van ten hoogste vijf jaren aanwijzen als het tot uitgifte bevoegde orgaan. Bij de aanwijzing van de raad van bestuur moet in het besluit van de algemene vergadering worden bepaald hoeveel aandelen mogen worden uitgegeven en kunnen nadere voorwaarden worden gesteld. De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd.

Een bij besluit van de algemene vergadering gegeven aanwijzing kan niet worden ingetrokken, tenzij intrekking van de aanwijzing expliciet werd toegestaan in de betreffende aanwijzing. Voor zolang als de raad van bestuur is aangewezen komt de bevoegdheid tot uitgifte de algemene vergadering niet toe.

5.2	Iedere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn aandelen, onverminderd het bepaalde in dit artikel en het in de wet bepaalde. Er is geen voorkeursrecht ingeval aandelen worden uitgegeven tegen inbreng anders dan in geld. Er is verder geen voorkeursrecht op aandelen die worden uitgegeven aan werknemers van de vennootschap of aan werknemers van een groepsmaatschappij.

5.3	Indien ter zake van een uitgifte een voorkeursrecht bestaat, stelt het tot uitgifte bevoegde orgaan, met inachtneming van het in dit artikel bepaalde, bij het besluit tot uitgifte de wijze waarop en het tijdvak waarin het voorkeursrecht kan worden uitgeoefend vast.

5.4	Het voorkeursrecht bedoeld in lid 2 kan worden beperkt of uitgesloten. In het voorstel hiertoe moeten de redenen voor het voorstel en de keuze van de voorgenomen koers van uitgifte schriftelijk worden toegelicht. Beperking of uitsluiting van het voorkeursrecht geschiedt krachtens een besluit van de algemene vergadering op voorstel van de raad van bestuur, tenzij de raad van bestuur daartoe door de algemene vergadering is aangewezen. Die bevoegdheid kan bij besluit van de algemene vergadering voor een bepaalde duur van ten hoogste vijf jaar aan de raad van bestuur worden verleend doch een zodanige aanwijzing kan alleen geschieden, indien de raad van bestuur tevens is of tegelijkertijd wordt aangewezen als het tot uitgifte bevoegde orgaan. De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd. Tenzij intrekking van de aanwijzing expliciet is toegestaan in de betreffende aanwijzing, kan zij niet worden ingetrokken.

5.5	Voor een besluit van de algemene vergadering tot beperking of uitsluiting van het voorkeursrecht of tot aanwijzing van de raad van bestuur als daartoe bevoegd orgaan is een meerderheid van ten minste twee derden der geldig uitgebrachte stemmen vereist, indien minder dan de helft van het geplaatste kapitaal in de vergadering is vertegenwoordigd. De vennootschap legt binnen acht dagen na het besluit een volledige tekst daarvan neer ten kantore van het handelsregister.

5.6	De vennootschap maakt een uitgifte van aandelen met voorkeursrechten bekend in de Staatscourant en in een in Nederland landelijk verspreid dagblad, alsmede de periode waarin een dergelijk voorkeursrecht kan worden uitgeoefend. Een dergelijk voorkeursrecht kan worden uitgeoefend gedurende tenminste twee weken na de dag van bekendmaking in de Staatscourant.

5.7	Voor de toepassing van het bepaalde in dit artikel wordt met de uitgifte van aandelen gelijkgesteld het verlenen van een recht tot het nemen van aandelen. Aandeelhouders hebben echter geen voorkeursrecht op aandelen die worden uitgegeven aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

5.8.	Bij het nemen van een aandeel moet daarop het nominale bedrag, alsmede indien het aandeel voor een hoger bedrag wordt genomen het verschil tussen die bedragen, worden gestort. Bedongen kan worden dat een deel, ten hoogste drie vierden van het nominale bedrag eerst behoeft te worden gestort nadat de vennootschap het zal hebben opgevraagd.

5.9	De storting op aandelen moet in geld geschieden voorzover niet met inachtneming van het bepaalde in artikel 2:80b Burgerlijk Wetboek een andere wijze van storting is overeengekomen. De raad van bestuur is bevoegd de rechtshandelingen bedoeld in artikel 2:94 Burgerlijk Wetboek te verrichten zonder voorafgaande goedkeuring van de algemene vergadering.

5.10	De vennootschap noch één van haar dochtermaatschappijen mag zekerheid stellen, een koersgarantie afgeven, zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden met het oog op het nemen of verkrijgen door anderen van aandelen of certificaten daarvan in de vennootschap.

5.11	De vennootschap en haar dochtermaatschappijen mogen slechts, met het oog op het nemen of verkrijgen door anderen van aandelen in het kapitaal van de vennootschap of van certificaten daarvan, leningen verstrekken met inachtneming van het bepaalde in de leden 2 tot en met 7 van artikel 2:98c Burgerlijk Wetboek.

5.12	Het bepaalde in de leden 10 en 11 van dit artikel geldt niet, indien aandelen of certificaten van aandelen worden genomen of verkregen door of voor werknemers in dienst van de vennootschap of van een groepsmaatschappij.
VERKRIJGING EN VERVREEMDING VAN EIGEN AANDELEN
Artikel 6.
6.1	De vennootschap kan geen eigen aandelen nemen.

6.2	De vennootschap is bevoegd volgestorte aandelen in haar kapitaal onder bezwarende titel te verkrijgen indien:
a.	het eigen vermogen, verminderd met de verkrijgingsprijs, niet kleiner is dan het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet of de statuten moeten worden aangehouden;

b.	het gezamenlijke nominale bedrag van de te verkrijgen en de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden of in pand gehouden aandelen in haar kapitaal niet meer dan de helft van het geplaatste kapitaal bedraagt; en

c.	de algemene vergadering de raad van bestuur daartoe heeft gemachtigd. Deze machtiging geldt voor ten hoogste achttien maanden. De algemene vergadering moet in de machtiging bepalen hoeveel aandelen mogen worden verkregen, hoe zij mogen worden verkregen en tussen welke grenzen de prijs moet liggen.
Voor het bepaalde onder a. is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap, het bedrag van de leningen als bedoeld in artikel 5 lid 11 en uitkeringen uit winst of reserves aan anderen, die zij en haar dochtermaatschappijen na de balansdatum verschuldigd werden. Is een boekjaar meer dan zes maanden verstreken zonder dat de jaarrekening is vastgesteld, dan is verkrijging overeenkomstig dit lid niet toegestaan.

6.3	Verkrijging door de vennootschap van niet volgestorte aandelen in haar kapitaal is nietig.

6.4	De raad van bestuur kan besluiten tot vervreemding van eigen aandelen door de vennootschap.

6.5	Onder het begrip aandelen in dit artikel zijn certificaten daarvan begrepen.
VERMINDERING VAN HET GEPLAATSTE KAPITAAL
Artikel 7.
7.1	De algemene vergadering kan op voorstel van de raad van bestuur besluiten tot vermindering van het geplaatste kapitaal door intrekking van aandelen of door het bedrag van aandelen bij statutenwijziging te verminderen. In dit besluit moeten de aandelen waarop het besluit betrekking heeft, worden aangewezen en moet de uitvoering van het besluit zijn geregeld. Het gestorte en opgevraagde deel van het kapitaal mag niet kleiner worden dan het ten tijde van het besluit krachtens de wet voorgeschreven minimumkapitaal. Voor een besluit tot vermindering van het geplaatste kapitaal is een meerderheid van ten minste twee derden der uitgebrachte stemmen vereist, indien minder dan de helft van het geplaatste kapitaal in de vergadering is vertegenwoordigd.

7.2	Een besluit tot intrekking kan slechts betreffen aandelen die de vennootschap zelf houdt of waarvan zij de certificaten houdt.

7.3	Gedeeltelijke terugbetaling op aandelen of ontheffing van de verplichting tot storting is slechts mogelijk ter uitvoering van een besluit tot vermindering van het bedrag van de aandelen. Zulk een terugbetaling of ontheffing moet naar evenredigheid op alle aandelen geschieden.

Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken aandeelhouders.

7.4	De oproeping tot een vergadering waarin een in dit artikel genoemd besluit wordt genomen, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering.

Het tweede, derde en vierde lid van artikel 2:123 Burgerlijk Wetboek zijn van overeenkomstige toepassing.

7.5	De vennootschap legt de in lid 1 van dit artikel bedoelde besluiten neer ten kantore van het handelsregister en kondigt de nederlegging aan in een in Nederland landelijk verspreid dagblad. Binnen twee maanden na publicatie van de nederlegging als bedoeld in lid 4 van dit artikel kan elke crediteur verzet aantekenen tegen het besluit tot vermindering van het geplaatste kapitaal van de vennootschap.

7.6	Een besluit tot vermindering van het geplaatste kapitaal wordt niet van kracht zolang verzet kan worden aangetekend. Indien binnen twee maanden verzet is aangetekend, wordt het besluit eerst van kracht, zodra het verzet is ingetrokken of de opheffing van het verzet uitvoerbaar is.
AANDELEN EN AANDEELBEWIJZEN
Artikel 8.
8.1	De aandelen luiden op naam. Aandeelbewijzen worden voor de aandelen volgens model I, zoals omschreven in het volgende lid, niet uitgegeven.

8.2	De aandelen zijn, ter keuze van de desbetreffende aandeelhouder,

verkrijgbaar:
(i)	in de vorm van een inschrijving in het register van aandeelhouders zonder afgifte van een aandeelbewijs; zodanige aandelen worden in deze statuten aangeduid als aandelen volgens model I; of

(ii)	in de vorm van een inschrijving in het register van aandeelhouders, met afgifte van een aandeelbewijs, welk aandeelbewijs slechts uit een mantel zonder dividendblad bestaat; zodanige aandelen en aandeelbewijzen worden in deze statuten aangeduid als aandelen en aandeelbewijzen volgens model II.
8.2	Aandeelbewijzen volgens model II zijn verkrijgbaar voor zoveel aantallen aandelen als de raad van bestuur zal bepalen.

8.4	Alle aandeelbewijzen worden getekend door of namens een lid van de raad van bestuur; de ondertekening zal mogen geschieden door middel van facsimiledruk. Bovendien kunnen alle aandeelbewijzen geldig worden getekend door een of meer daartoe door de raad van bestuur aan te wijzen personen.

8.5	Alle aandeelbewijzen worden gekentekend door nummers en/of letters op door de raad van bestuur te bepalen wijzen.

8.6	De raad van bestuur bepaalt de vorm en inhoud van de aandeelbewijzen.

8.7	Onder “aandeelbewijs” wordt in deze statuten mede begrepen een aandeelbewijs van meer dan één aandeel.

8.8	De vennootschap kan, krachtens besluit van de raad van bestuur, medewerking verlenen aan de uitgifte van certificaten aan toonder.
VERMISTE OF BESCHADIGDE AANDEELBEWIJZEN
Artikel 9.
9.1	Op schriftelijk verzoek van of namens een aandeelhouder, kunnen voor aandeelbewijzen die worden vermist of zijn beschadigd, nieuwe aandeelbewijzen of duplicaatbewijzen met gelijke nummers en/of letters worden uitgereikt, mits de aandeelhouder die daarom verzocht of de persoon die namens hem daarom verzocht ten genoegen van de raad van bestuur van zijn recht en, in geval van vermissing, van de vermissing doet blijken, en voorts onder zodanige voorwaarden als de raad van bestuur nodig zal oordelen.

9.2	Door de afgifte van nieuwe of duplicaatbewijzen worden de oorspronkelijke stukken van onwaarde.

9.3	De afgifte van nieuwe of duplicaatbewijzen voor aandeelbewijzen kan in de daarvoor naar het oordeel van de raad van bestuur in aanmerking komende gevallen worden bekendgemaakt in door de raad van bestuur aan te wijzen dagbladen.
REGISTER VAN AANDEELHOUDERS
Artikel 10.
10.1	Met inachtneming van het in de wet bepaalde wordt door of namens de vennootschap met betrekking tot de aandelen op naam een aandelenregister gehouden, dat regelmatig wordt bijgehouden en dat, geheel of gedeeltelijk, uit meerdere exemplaren kan bestaan en op meerdere plaatsen kan berusten, een en ander zoals de raad van bestuur zal bepalen. Ten minste één exemplaar zal ten kantore van de vennootschap in Nederland berusten.
Een gedeelte van het aandelenregister mag in het buitenland berusten teneinde te voldoen aan de door een buitenlandse effectenbeurs gestelde regels.

10.2	In het aandelenregister wordt ten aanzien van iedere aandeelhouder aangetekend zijn naam, zijn adres en alle andere gegevens die daarin krachtens de wet moeten worden opgenomen, alsmede zodanige verdere gegevens als de raad van bestuur, al dan niet op verzoek van een aandeelhouder, wenselijk oordeelt.

10.3	De raad van bestuur bepaalt de vorm en de inhoud van het aandelenregister met inachtneming van het in de leden 1 en 2 van dit artikel bepaalde. De raad van bestuur kan beslissen dat het aandelenregister verschillend zal zijn van vorm en inhoud al naargelang het betrekking heeft op aandelen volgens model I, of op aandelen volgens model II.

10.4	Op zijn verzoek wordt aan een aandeelhouder om niet een schriftelijke verklaring verstrekt van hetgeen het aandelenregister vermeldt omtrent de te zijnen name ingeschreven aandelen, welke verklaring namens de vennootschap kan worden ondertekend door een lid van de raad van bestuur of door een daartoe door een lid van de raad van bestuur aan te wijzen persoon.

10.5	Het in de leden 1 tot en met 4 van dit artikel bepaalde is van overeenkomstige toepassing ten aanzien van hen die een recht van vruchtgebruik of een pandrecht hebben op een of meer aandelen.

10.6	De raad van bestuur is bevoegd om inspectie van het aandelenregister toe te staan door, en daarin opgenomen informatie, alsmede iedere andere informatie met betrekking tot het directe of indirecte aandelenbezit van een aandeelhouder waarvan de vennootschap door die aandeelhouder is geïnformeerd, te verstrekken aan de autoriteiten die zijn belast met het toezicht en/of de uitvoering van de handel in effecten op een buitenlandse effectenbeurs namens de vennootschap en haar aandeelhouders, teneinde te voldoen aan de betreffende buitenlandse wettelijke bepalingen of de door de betreffende buitenlandse effectenbeurs te stellen eisen, indien en voor zover dergelijke eisen van toepassing zijn op de vennootschap en haar aandeelhouders ten gevolge van de officiële notering van de aandelen in het kapitaal van de vennootschap aan een dergelijke buitenlandse effectenbeurs of van de registratie van dergelijke aandelen of de registratie van opties op dergelijke aandelen onder de betrokken buitenlandse effectenwetgeving.

OMWISSELING VAN AANDELEN
Artikel 11.
11.1	Een aandeelhouder die is ingeschreven in het aandelenregister voor een of meer aandelen volgens model I kan, op zijn verzoek, behoudens het in artikel 8 bepaalde, een of meer aandeelbewijzen volgens model II tot een gelijk nominaal bedrag verkrijgen.

11.2	Een houder van een aandeelbewijs volgens model II dat te zijnen name is gesteld, kan na inlevering bij de vennootschap van het aandeelbewijs, op zijn verzoek, behoudens het in artikel 8 bepaalde, een inschrijving in het aandelenregister voor een of meer aandelen volgens model I tot een gelijk nominaal bedrag verkrijgen.

11.3	De raad van bestuur kan verlangen dat een verzoek tot omwisseling, als bedoeld in dit artikel 11, wordt ingediend op een aan de aandeelhouder kosteloos te verstrekken formulier, door de desbetreffende aandeelhouder ondertekend. Elk verzoek gedaan volgens en in overeenstemming met het bepaalde in de artikelen 8, 9 en 10 en dit artikel 11 kan worden gezonden naar de vennootschap op het daartoe door de raad van bestuur aan te wijzen adres, waaronder in ieder geval een adres in de gemeente of stad waar een effectenbeurs waar aandelen in het kapitaal van de vennootschap tot de officiële notering zijn toegelaten, haar hoofdkantoor heeft.

11.4	De vennootschap is gerechtigd zodanige door de raad van bestuur vast te stellen bedragen, tegen ten hoogste kostprijs, in rekening te brengen aan hen die een verzoek hebben gedaan volgens het bepaalde in de artikelen 8 tot en met 11.
LEVERING VAN AANDELEN
Artikel 12.
12.1	Tenzij de wet anders bepaalt en onverminderd het in de volgende leden van dit artikel bepaalde, zijn voor de levering van een aandeel vereist een daartoe bestemde akte alsmede, behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, schriftelijke erkenning door de vennootschap van de levering; met de erkenning staat gelijk de betekening van de akte of van een notarieel of door de vervreemder gewaarmerkt afschrift of uittreksel van de akte aan de vennootschap.

12.2	In het geval een aandeel volgens model I wordt overgedragen, dient een akte van levering volgens een door de vennootschap kosteloos te verstrekken formulier bij de vennootschap of haar agent te worden ingeleverd.

12.3	In het geval een aandeel waarvoor een aandeelbewijs volgens model II is verstrekt, wordt overgedragen, dient het desbetreffende aandeelbewijs te worden ingeleverd bij de vennootschap of haar agent, en dient de akte van levering gedrukt op de achterzijde van het aandeelbewijs volledig te zijn ingevuld en getekend door of namens degene die wenst over te dragen, dan wel dient tezamen met het aandeelbewijs een afzonderlijke akte van levering volgens een door de vennootschap kosteloos te verstrekken formulier bij de vennootschap of haar agent te worden ingeleverd.

12.4	Indien levering van een aandeel volgens model II heeft plaatsgevonden en het betreffende aandeelbewijs met of zonder een afzonderlijke akte van levering bij de vennootschap of haar agent is ingeleverd, zal de vennootschap, zulks ter beoordeling van de raad van bestuur, hetzij de levering aantekenen op het aandeelbewijs, hetzij het aandeelbewijs intrekken en aan degene, aan wie de levering plaats vond een of meer te zijnen name gestelde aandeelbewijzen uitreiken tot een gelijk nominaal bedrag. Een dergelijke aantekening of afgifte van een of meer aandeelbewijzen zal de schriftelijke erkenning door de vennootschap van het betreffende aandeel volgens model II inhouden.

12.5	Indien de levering van een aandeel niet geschiedt conform het bepaalde in de leden 2 en 3 van dit artikel, kan de overdracht van een aandeel slechts plaatsvinden met toestemming van de raad van bestuur. Aan de toestemming van de raad van bestuur kunnen zodanige voorwaarden worden verbonden als de raad van bestuur wenselijk of noodzakelijk oordeelt.

12.7	Het in de voorgaande leden van dit artikel bepaalde vindt overeenkomstige toepassing ten aanzien van de toedeling van aandelen bij verdeling van enige vorm van gemeenschap en de levering van een aandeel als gevolg van de uitwinning van beperkte rechten op een aandeel.
PANDRECHT
Artikel 13.
13.1	Op de aandelen kan pandrecht worden gevestigd.
13.2	Indien op aandelen pandrecht is gevestigd, is uitsluitend de aandeelhouder gerechtigd het aan die aandelen verbonden stemrecht uit te oefenen en kan het stemrecht niet aan de pandhouder worden toegekend.
13.3	Aan de pandhouder die geen stemrecht heeft, komen geen certificaatrechten toe.
13.4	Het bepaalde in artikel 12 vindt overeenkomstige toepassing op de vestiging of afstand van een pandrecht op aandelen.
13.5	De vennootschap kan alleen een pandrecht op haar eigen aandelen aanvaarden, indien:
a.	de te verpanden aandelen volledig zijn volgestort;

b.	het nominale bedrag van haar eigen, te verpanden aandelen en van de aandelen zij reeds zelf houdt of in pand houdt tezamen niet meer beloopt dan een tiende van het geplaatste kapitaal; en

c.	de algemene vergadering de pandovereenkomst heeft goedgekeurd.
VRUCHTGEBRUIK
Artikel 14.
14.1	Op aandelen kan vruchtgebruik worden gevestigd.
14.2	Indien op aandelen vruchtgebruik is gevestigd, is uitsluitend de aandeelhouder gerechtigd het aan die aandelen verbonden stemrecht uit te oefenen en kan het stemrecht niet aan de vruchtgebruiker worden toegekend.

14.3	Aan de vruchtgebruiker die geen stemrecht heeft, komen geen certificaatrechten toe.

14.4	Het bepaalde in artikel 12 vindt overeenkomstige toepassing op de vestiging en afstand van recht van vruchtgebruik op aandelen.
RAAD VAN BESTUUR
Artikel 15.
15.1	De vennootschap kent een monistisch bestuursmodel. De vennootschap wordt bestuurd door de raad van bestuur. De raad van bestuur bestaat uit ten minste drie leden. De raad van bestuur stelt, met inachtneming van de vorige volzin, het aantal leden van de raad van bestuur vast. Slechts natuurlijk personen kunnen tot lid van de raad van bestuur worden benoemd.

15.2	De benoeming van de leden van de raad van bestuur geschiedt door de algemene vergadering. Besluiten tot benoeming van een lid van de raad van bestuur geschieden met volstrekte meerderheid van de geldig uitgebrachte stemmen, mits het voorstel daartoe door de raad van bestuur op aanbeveling van de nominating & corporate governance committee wordt gedaan. De algemene vergadering kan een lid van de raad van bestuur, anders dan op voorstel van de raad van bestuur, benoemen bij besluit genomen met volstrekte meerderheid van de geldig uitgebrachte stemmen, indien die meerderheid ten minste een derde van het geplaatste kapitaal vertegenwoordigt.

15.3	De leden van de raad van bestuur worden benoemd voor een periode van vier jaar aanvangend op de dag na de algemene vergadering waarin zij benoemd zijn en aflopend op de dag van de jaarlijkse algemene vergadering te houden in het vierde jaar van hun benoeming.

15.4	De raad van bestuur wijst uit zijn midden één of meer A leden van de raad van bestuur aan, die de uitvoerende leden van de raad van bestuur zullen zijn (executive directors). De raad van bestuur zal een van de A leden van de raad van bestuur de titel “Chief Executive Officer”, afgekort “CEO”, toekennen. De uitvoerende leden zijn met de dagelijkse gang van zaken van de vennootschap belast. De andere leden van de raad van bestuur zijn niet-uitvoerend (non-executive directors) en zullen de B leden van de raad van bestuur zijn.

15.5	De raad van bestuur wijst uit haar midden een voorzitter van de raad van bestuur aan en, indien de raad van bestuur daartoe besluit, één van de B leden van de raad van bestuur als vice-voorzitter van de raad van bestuur.

15.6	De algemene vergadering is te allen tijde bevoegd een lid van de raad van bestuur te schorsen of te ontslaan. Besluiten tot schorsing of ontslag van een lid van de raad van bestuur kunnen worden genomen met volstrekte meerderheid van de geldig uitgebrachte stemmen, mits genomen op voorstel van de raad van bestuur. De algemene vergadering kan een lid van de raad van bestuur, anders dan op voorstel van de raad van bestuur, schorsen of ontslaan, bij besluit genomen met volstrekte meerderheid van de geldig uitgebrachte stemmen, indien die meerderheid ten minste een derde van het geplaatste kapitaal vertegenwoordigt.

15.7	Indien de algemene vergadering een lid van de raad van bestuur heeft geschorst, dient de algemene vergadering binnen drie maanden na ingang van de schorsing te besluiten hetzij tot ontslag hetzij tot opheffing of handhaving van de schorsing; bij gebreke daarvan vervalt de schorsing. Een besluit tot handhaving van de schorsing kan slechts eenmaal worden genomen en de schorsing kan daarbij ten hoogste worden gehandhaafd voor drie maanden, ingaande op de dag waarop de algemene vergadering het besluit tot handhaving heeft genomen.

Indien de algemene vergadering niet binnen de voor de handhaving bepaalde termijn tot ontslag of tot opheffing van de schorsing heeft besloten, vervalt de schorsing.

Een geschorst lid van de raad van bestuur wordt in de gelegenheid gesteld zich in de algemene vergadering te verantwoorden.

15.8	Het beleid op het terrein van bezoldiging van de raad van bestuur wordt, op voorstel van het bestuur, als opgemaakt door de compensation committee, vastgesteld door de algemene vergadering. In het bezoldigingsbeleid komen ten minste de in de artikelen 2:383c tot en met 2:383e van het Burgerlijk Wetboek omschreven onderwerpen aan de orde, voor zover deze de raad van bestuur betreffen. Het bezoldigingsbeleid wordt schriftelijk en gelijktijdig met de aanbieding aan de algemene vergadering ter kennisneming aan de ondernemingsraad, indien ingesteld, aangeboden.

15.9	De bezoldiging van de leden van de raad van bestuur wordt met inachtneming van het bezoldigingsbeleid vastgesteld door de raad van bestuur. De raad van bestuur legt ten aanzien van regelingen in de vorm van aandelen of rechten tot het nemen van aandelen een voorstel ter goedkeuring voor aan de algemene vergadering. In dit voorstel moet ten minste zijn bepaald hoeveel aandelen of rechten tot het nemen van aandelen aan de raad van bestuur mogen worden toegekend en welke criteria gelden voor toekenning of wijziging.
TAAK EN BEVOEGDHEDEN
Artikel 16.
16.1	Behoudens de beperkingen volgens deze statuten is de raad van bestuur belast met het besturen van de vennootschap.

16.2	De raad van bestuur stelt een reglement op waarin zijn interne aangelegenheden worden geregeld. Een dergelijk reglement kan een toekenning van werkzaamheden aan één of meer leden van de raad van bestuur of commissies van de raad van bestuur bevatten. Een dergelijk reglement mag niet in strijd zijn met het bepaalde in deze statuten. Indien een reglement betreffende interne aangelegenheden van de raad van bestuur is opgesteld, zullen besluiten van de raad van bestuur in overeenstemming met deze statuten en dit reglement worden genomen.

16.3	Een gelijktijdige telefonische- of beeldverbinding met geluid tot stand gebracht tussen de leden van de raad van bestuur, wordt geacht gedurende het bestaan van deze verbinding een vergadering van de raad van bestuur te vormen. Een deelnemend lid van de raad van bestuur zal geacht worden in persoon aanwezig te zijn bij de vergadering en zal bevoegd zijn te stemmen en worden meegerekend bij het bepalen van het aanwezig quorum.

16.4	Besluiten van de raad van bestuur kunnen in plaats van in een vergadering ook schriftelijk - waaronder begrepen ieder elektronisch bericht en telefaxbericht, alsmede via ieder ander gangbaar communicatiekanaal overgebracht en op schrift ontvangen of voor schriftelijke weergave vatbaar bericht — worden genomen, mits alle leden van de raad van bestuur in het te nemen besluit gekend zijn en geen van hen zich tegen deze wijze van besluiten verzet en mits het besluit is getekend door de meerderheid van de in functie zijnde leden van de raad van bestuur.

16.5	De raad van bestuur zal een audit committee, een compensation committee en een nominating & corporate governance committee instellen. De raad van bestuur kan zodanige andere commissies instellen als hij zal besluiten. De raad van bestuur zal een reglement opstellen waarin de interne aangelegenheden van een commissie worden geregeld.

16.6	Voorzover in deze statuten niet anders is bepaald, behoeft de raad van bestuur de goedkeuring van de algemene vergadering voor de besluiten omtrent een belangrijke verandering van de identiteit of het karakter van de vennootschap of de onderneming, waaronder in ieder geval:
a.	overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;

b.	het aangaan of verbreken van duurzame samenwerking van de vennootschap of een dochtermaatschappij met een andere rechtspersoon of vennootschap dan wel als volledige aansprakelijke vennote in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de vennootschap;

c.	het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde van het bedrag van de activa volgens de balans met toelichting of, indien de vennootschap een geconsolideerde balans opstelt, volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde jaarrekening van de vennootschap, door haar of een dochtermaatschappij.

Het ontbreken van de ingevolge dit lid vereiste goedkeuring tast de vertegenwoordigingsbevoegdheid van de leden van de raad van bestuur niet aan.

16.7	Ingeval van ontstentenis of belet van één of meer leden van de raad van bestuur, zijn/is de overblijvende leden/het overblijvende lid van de raad van bestuur met het gehele bestuur belast; ingeval van ontstentenis of belet van alle leden van de raad van bestuur of van het enige lid van de raad van bestuur, berust het bestuur tijdelijk bij één of meer personen, daartoe door de algemene vergadering aan te wijzen.
VERTEGENWOORDIGING
Artikel 17.
17.1	De raad van bestuur is bevoegd de vennootschap te vertegenwoordigen. De vennootschap wordt voorts vertegenwoordigd door ieder A lid van de raad van bestuur.

17.2	In alle gevallen waarin de vennootschap een direct of indirect tegenstrijdig belang heeft met een lid van de raad van bestuur vindt vertegenwoordiging van de vennootschap niettemin plaats door dat lid van de raad van bestuur overeenkomstig het bepaalde in het vorige lid. De algemene vergadering is steeds bevoegd één of meer andere personen daartoe aan te wijzen. De aanwijzing kan tevens betreffen het lid/de leden van de raad van bestuur ten aanzien van wie het tegenstrijdig belang bestaat.

17.3	De vennootschap kan aan personen, al dan niet in dienst van de vennootschap, een specifieke of algemene volmacht verlenen tot het vertegenwoordigen van de vennootschap en tot het haar binden jegens derden.
VRIJWARING
Artikel 18.
18.1	Vrijwaring. De vennootschap verbindt zich hierbij, met inachtneming van de beperkingen in dit artikel gesteld, vrijwaring te verlenen aan iedere natuurlijke persoon en rechtspersoon die te eniger tijd een Gevrijwaarde Persoon (als hieronder nader gedefinieerd) is of is geweest en die uit hoofde van zijn (gewezen) functie als directeur, procuratiehouder, werknemer of functionaris van de vennootschap casu quo een van haar dochters (“Gevrijwaarde Persoon”) als partij of anderszins wordt of dreigt te worden betrokken bij een Procedure (als hieronder nader gedefinieerd) alsmede aan elk van de executeurs, bewindvoeders en rechtverkrijgenden van een dergelijke Gevrijwaarde Persoon. Bedoelde vrijwaring wordt verleend voor zover wettelijk is toegestaan en geldt voor alle Kosten (als hieronder nader gedefinieerd) welke voor een Gevrijwaarde Persoon rechtens opkomen in verband met een Procedure, een en ander echter met dien verstande dat de vrijwaring slechts wordt verleend voor zover de Gevrijwaarde Persoon te goeder trouw heeft gehandeld en wel zodanig dat hij er in redelijkheid vanuit mocht gaan dat hij daarbij in het belang van de vennootschap althans niet ten nadele van de vennootschap is opgetreden, en voorts, waar het een strafzaak betreft, dat hij niet in redelijkheid kon vermoeden dat de in geding zijnde handeling strafbaar zou zijn. Een beëindiging van een rechtsvordering, geschil of procedure bij wege van een vonnis, bevel, schikking of veroordeling dan wel op grond van een verweer van nolo contendere of daarmee gelijk te stellen verweer, brengt op zichzelf niet het vermoeden met zich mee dat de Gevrijwaarde Persoon te kwader trouw heeft gehandeld dan wel er in redelijkheid vanuit had moeten gaan dat hij niet in het belang van de vennootschap althans dat hij ten nadele van de vennootschap heeft gehandeld casu quo, waar het een strafzaak betreft, dat de Gevrijwaarde Persoon in redelijkheid had kunnen vermoeden dat de in geding zijnde handeling strafbaar zou zijn.

18.1.1	Kosten

18.1.1.1	Definitie. Onder “Kosten” wordt in ieder geval mede verstaan alle schadevergoedingen, veroordelingen, boetes, schikkingsbedragen en kosten, waaronder de kosten voor juridische bijstand, verschotten en de kosten van beslagen of soortgelijke maatregelen en onderzoeken, en de kosten tot vaststelling van het recht op vrijwaring.

18.1.1.2	Subrogatie. Indien de vennootschap overgaat tot vergoeding van Kosten, wordt de vennootschap tot het bedrag dat door haar is betaald, gesubrogeerd in de rechten van de Gevrijwaarde Persoon, die daartoe alle stukken zal ondertekenen en alle handelingen zal verrichten welke voor een dergelijke subrogatie noodzakelijk zijn, met inbegrip van de stukken die de vennootschap nodig heeft om in rechte verhaal te vorderen.

18.1.1.3	Geslaagd verweer. Voor zover het verweer dat door een Gevrijwaarde Persoon in enige Procedure of in een incident wordt gevoerd, inhoudelijk of anderszins slaagt alsmede ingeval een vordering niet ontvankelijk wordt verklaard of wordt afgewezen doch de wederpartij wordt toegestaan een nieuwe rechtsvordering op dezelfde grondslag in te dienen tegen de Gevrijwaarde Persoon (dismissal without prejudice), wordt bedoelde Gevrijwaarde Persoon schadeloos gesteld voor alle daarmee verband houdende Kosten welke feitelijk en in redelijkheid zijn gemaakt.

18.1.1.4	Gedeeltelijke schadeloosstelling. Indien een Gevrijwaarde Persoon slechts recht heeft op vergoeding door de vennootschap van bepaalde Kosten of van een deel van de Kosten doch geen aanspraak kan maken op volledige schadeloosstelling, zal de vennootschap de Gevrijwaarde Persoon schadeloos stellen voor die Kosten of voor dat deel van de Kosten waarop de Gevrijwaarde Persoon recht heeft.

18.1.1.5	Vooruitbetaling. Kosten die door een Gevrijwaarde Persoon worden gemaakt in verband met een Procedure, worden op verzoek van de Gevrijwaarde Persoon bij wijze van voorschot, voorafgaand aan de finale afdoening van de Procedure, door de vennootschap vergoed. Elke Gevrijwaarde Persoon zal zich verbinden tot terugbetaling van alle door de vennootschap vooruitbetaalde Kosten ten aanzien waarvan nadien wordt vastgesteld dat zij niet in redelijkheid zijn gemaakt dan wel dat de Gevrijwaarde Persoon geen aanspraak op vergoeding van die Kosten kan maken. Kosten worden binnen dertig dagen nadat de Gevrijwaarde Persoon daartoe een schriftelijk verzoek aan de vennootschap heeft gedaan, aan of ten behoeve van een Gevrijwaarde Persoon bij vooruitbetaling voldaan.

18.1.1.6	Goedkeuring vereist voor betaling van Kosten. Behoudens Kosten verband houdende met daadwerkelijk uitgesproken rechterlijke beslissingen en veroordelingen, zullen Kosten waarvoor ingevolge deze statuten vrijwaring wordt ingeroepen, slechts worden vergoed indien zij met voorafgaande toestemming van de vennootschap zijn gemaakt. Bedoelde toestemming zal niet op onredelijke gronden worden onthouden.

18.1.2	Procedure. Onder “Procedure” wordt verstaan een op handen zijnde, aanhangige of reeds beëindigde rechtsvordering, rechtszaak of (arbitrale) procedure (in het kader van enig onderzoek) van civielrechtelijke, strafrechtelijke of administratieve aard — ongeacht of bedoelde Procedure door of in naam van de vennootschap of een derde aanhangig is of wordt gemaakt — waarbij de Gevrijwaarde Persoon als partij of anderszins betrokken is (geweest) hetzij op grond van het enkele feit dat hij directeur, procuratiehouder, werknemer of functionaris van de vennootschap is (geweest), hetzij op grond van een (beweerdelijk) door of met instemming van de Gevrijwaarde Persoon gemaakte fout, afgelegde onjuiste of misleidende verklaring of gepleegde nalatigheid, hetzij op grond van enig handelen of nalaten door de Gevrijwaarde Persoon in zijn hoedanigheid als directeur, procuratiehouder, werknemer of functionaris van de vennootschap, hetzij op grond van het feit dat de Gevrijwaarde Persoon op verzoek van de vennootschap als directeur, trustee, functionaris, werknemer of vertegenwoordiger van een andere vennootschap, maatschap, joint venture, trust of andere onderneming is opgetreden.

18.1.2.1	Onder “andere onderneming” wordt in ieder geval (mede) verstaan elk werknemers participatie plan (employee benefit plans) en de beheer en uitvoeringsorganen daarvan, terwijl onder “boetes” in ieder geval (mede) wordt verstaan de heffingsaanslagen die in verband met een employee benefit plan worden opgelegd.

18.2	Vrijwaringsuitsluitingen. De vennootschap is, ongeacht het bovenstaande, niet gehouden tot het vergoeden van gemaakte Kosten in het kader van een Procedure:

18.2.1	voor zover de Gevrijwaarde Persoon reeds voor bedoelde Kosten schadeloos is gesteld ingevolge een geldige, afdwingbare en inbare verzekeringspolis;

18.2.2	voor zover de Gevrijwaarde Persoon reeds anderszins gevrijwaard en daadwerkelijk schadeloos gesteld is;

18.2.3	ingeval een rechtsgeding door of in naam van de vennootschap aanhangig is gemaakt: voor zover de Kosten verband houden met een vordering of incident in het kader waarvan de Gevrijwaarde Persoon jegens de vennootschap rechtens aansprakelijk wordt gehouden, behoudens echter ingeval de rechter in genoemde Procedure op grond van een daartoe strekkend verzoek vaststelt dat de Gevrijwaarde Persoon, ongeacht de vastgestelde aansprakelijkheid aan diens zijde, gezien de omstandigheden van het geval naar redelijkheid en billijkheid aanspraak kan maken op een zodanig bedrag aan Kosten als door de rechter gepast wordt geacht;

18.2.4	indien bij wege van een rechterlijke of andere einduitspraak wordt vastgesteld dat de Gevrijwaarde Persoon feitelijk persoonlijk voordeel heeft genoten of persoonlijk gewin heeft gehad waartoe hij juridisch niet gerechtigd was;

18.2.5	strekkende tot afdracht van de winst die door de Gevrijwaarde Persoon is gemaakt op basis van een effectentransactie als bedoeld in artikel 16(b) van de Amerikaanse Wet op de effectenhandel (Securities Exchange Act of 1934), zoals gewijzigd, of een daarmee gelijk te stellen regeling van statutory of common law van enige staat in de Verenigde Staten;

18.2.6	indien bij wege van een rechterlijke of andere einduitspraak wordt vastgesteld dat de Gevrijwaarde Persoon met opzet of bewuste roekeloosheid heeft gehandeld of heeft nagelaten te handelen;

18.2.7	in verband met Kosten ten aanzien waarvan het de vennootschap krachtens het alsdan geldende recht verboden is deze te vergoeden.

18.3	Reikwijdte van de vrijwaring. Het recht op vrijwaring als bedoeld in dit artikel: (i) kan door de vennootschap worden verzekerd; (ii) is zelfstandig; (iii) heeft geen invloed op de overige rechten die thans of te eniger tijd in de toekomst toekomen aan directeuren, procuratiehouders, werknemers of functionarissen van de vennootschap; (iv) zal ook van kracht blijven nadat een natuurlijke of rechtspersoon ophoudt een Gevrijwaarde Persoon te zijn; en (v) geldt voor alle handelingen die een Gevrijwaarde Persoon als directeur, procuratiehouder, werknemer of functionaris van de vennootschap heeft verricht voorafgaand aan de datum van deze akte. Het bepaalde hierin laat het eventuele recht op vrijwaring van natuurlijke personen of rechtspersonen uit hoofde van een overeenkomst of anderszins onverlet.

18.4	Kennisgeving. Voor iedere Gevrijwaarde Persoon geldt als opschortende voorwaarde voor een eventuele schadeloosstelling dat de vennootschap zo spoedig als redelijkerwijs mogelijk is, schriftelijk in kennis wordt gesteld van een Procedure waarvoor ingevolge deze statuten aanspraak op vrijwaring wordt of kan worden gemaakt. Een dergelijke kennisgeving dient te worden gericht aan de raad van bestuur en geadresseerd aan het hoofdkantoor van de vennootschap (dan wel aan enig ander adres dat daartoe schriftelijk door de vennootschap aan de Gevrijwaarde Persoon wordt opgegeven); een kennisgeving wordt geacht te zijn ontvangen op de dag van binnenkomst, doch uiterlijk op de zevende dag nadat de kennisgeving op juiste wijze geadresseerd, gefrankeerd per aangetekende post of per post met bevestiging van ontvangst is verzonden. Voorts is iedere Gevrijwaarde Persoon gehouden de vennootschap alle informatie en medewerking te verschaffen die in redelijkheid van hem vereist kan worden en ook binnen de macht van de Gevrijwaarde Persoon ligt.

18.5	Wetswijzigingen /statutenwijziging. Het recht op schadeloosstelling van een Gevrijwaarde Persoon uit hoofde van deze statuten zal niet worden beperkt of aangetast door enige wijziging van de statuten of besluit tot ontbinding van de vennootschap ten aanzien van een Procedure voortvloeiende uit of verband houdende met besluiten, rechtshandelingen of feiten welke zich vóór vaststelling van bedoelde wijziging of besluit tot ontbinding hebben voorgedaan.
ALGEMENE VERGADERING
Artikel 19.
19.1	De jaarlijkse algemene vergadering wordt binnen zes maanden na afloop van het boekjaar gehouden.

19.2	In deze algemene vergadering komen de volgende onderwerpen aan de orde:
a.	het door de raad van bestuur schriftelijk uitgebrachte verslag omtrent de gang van zaken in de vennootschap en het gevoerde bestuur gedurende het afgelopen boekjaar;

b.	de vaststelling van de jaarrekening;

c.	de behandeling van het reserveringsbeleid en dividendbeleid van de vennootschap en de verantwoording door de raad van bestuur van het reserveringsbeleid — en dividendbeleid;

d.	indien van toepassing, het voorstel tot uitkering van dividend;

e.	indien van toepassing, verlening van opdracht aan de accountant bedoeld in artikel 26 lid 1;

f.	de decharge van de leden van de raad van bestuur voor het in het afgelopen boekjaar gevoerde bestuur;

g.	indien van toepassing, de benoeming van leden van de raad van bestuur;

h.	de aanwijzing van de persoon/personen bij wie ingeval van ontstentenis of belet van de leden van de raad van bestuur het bestuur van de vennootschap berust als bedoeld in artikel 16 lid 7;

i.	elke substantiële wijziging in de corporate governance structuur van de vennootschap;

j.	de voorstellen die door de raad van bestuur op de agenda zijn geplaatst alsmede de voorstellen van de aandeelhouders en certificaathouders, overeenkomstig artikel 20 lid 2.
19.3	Buitengewone algemene vergaderingen van aandeelhouders worden gehouden zo dikwijls de raad van bestuur dat nodig acht en moeten worden gehouden, indien een of meer aandeelhouders en overige vergadergerechtigden, die ten minste een tiende gedeelte van het geplaatste kapitaal vertegenwoordigen, dit bij aangetekend schrijven, onder nauwkeurige opgave van de te behandelen onderwerpen, aan de raad van bestuur verzoeken.

19.4	Indien de raad van bestuur in gebreke blijft aan een verzoek als bedoeld in het voorgaande lid gevolg te geven, zodanig dat de algemene vergadering binnen zes weken na het verzoek kan worden gehouden, kunnen de verzoekers door de President van de Arrondissementsrechtbank te Amsterdam, worden gemachtigd zelf de oproeping te doen.
PLAATS EN OPROEPING VAN DE ALGEMENE VERGADERING
Artikel 20.
20.1	De algemene vergaderingen worden gehouden te Amsterdam, Haarlemmermeer (Luchthaven Schiphol), Rotterdam of ‘s-Gravenhage. De oproeping voor de vergadering zal de aandeelhouders en de overige vergadergerechtigden dienaangaande inlichten.
20.2	Alle oproepingen van aandeelhouders en overige vergadergerechtigden worden bekendgemaakt in een in Nederland landelijk verspreid dagblad en in het buitenland in ten minste één nieuwsblad in elk land waar de aandelen op verzoek van de vennootschap tot een officiële notering zijn toegelaten.

20.3	De oproeping tot een algemene vergadering gaat uit van de raad van bestuur of van diegenen, die daartoe wettelijk of volgens deze statuten de bevoegdheid bezitten.
OPROEPINGSTERMIJN EN AGENDA
Artikel 21.
21.1	De oproeping tot een algemene vergadering geschiedt niet later dan op de vijftiende dag vóór die van de vergadering. De oproeping zal altijd bevatten of vergezeld gaan van de agenda voor de vergadering of zal vermelden waar die agenda kan worden verkregen, hetgeen te allen tijde zal kunnen op het kantoor van de vennootschap in Nederland, zulks onverminderd hetgeen terzake overigens in de wet is bepaald met betrekking tot kapitaalvermindering en statutenwijziging.

21.2	De agenda vermeldt de op de vergadering te behandelen onderwerpen welke de persoon/personen die de vergadering heeft/hebben opgeroepen daarop heeft/hebben geplaatst en verder de onderwerpen waarvan de behandeling schriftelijk is verzocht door een of meer houders van aandelen of certificaathouders die alleen of gezamenlijk ten minste één honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen of een marktwaarde vertegenwoordigen van tenminste vijftig miljoen euro (EUR 50.000.000), indien de vennootschap het verzoek niet later dan op de zestigste dag voor oproeping van de vergadering heeft ontvangen. De raad van bestuur kan besluiten de onderwerpen waarvan behandeling is verzocht niet op de agenda te plaatsen, indien de raad van bestuur van mening is dat een zwaarwichtig belang van de vennootschap zich daartegen verzet. Over andere onderwerpen dan die, welke op de agenda voorkomen, wordt in de algemene vergadering geen besluit genomen.
VOORZITTER VAN DE ALGEMENE VERGADERING EN NOTULEN
Artikel 22.
22.1	De algemene vergaderingen worden geleid door de voorzitter van de raad van bestuur. Bij afwezigheid van de voorzitter van de raad van bestuur wordt de vergadering geleid door een ander daartoe door de raad van bestuur aangewezen persoon. De voorzitter van de vergadering wijst de secretaris van die vergadering aan.

22.2	Van het verhandelde in de vergadering worden door de secretaris van de vergadering notulen gehouden, die door de voorzitter en de secretaris van die vergadering worden vastgesteld en getekend.

22.3	De voorzitter van de raad van bestuur kan een notaris opdracht geven tot het opmaken van een notarieel proces-verbaal van het verhandelde in de vergadering.
BIJWONEN VAN DE ALGEMENE VERGADERING

Artikel 23.
23.1	Alle vergadergerechtigden zijn gerechtigd de algemene vergaderingen bij te wonen, aldaar het woord te voeren en — voor zover zij het stemrecht op de aandelen hebben — te stemmen.

23.2	Een vergadergerechtigde of zijn gevolmachtigde moet vóór de vergadering een presentielijst tekenen, onder vermelding van zijn naam en, indien van toepassing, het aantal stemmen dat door hem kan worden uitgebracht. Een gevolmachtigde vermeldt ook de naam van zijn volmachtgever.

23.3	De raad van bestuur kan besluiten dat iedere vergadergerechtigde bevoegd is om in persoon of bij een schriftelijk gevolmachtigde, door middel van een elektronisch communicatiemiddel aan de algemene vergadering deel te nemen, daarin het woord te voeren en voor zover van toepassing het stemrecht uit te oefenen. Voor deelname aan de algemene vergadering op grond van de vorige zin is vereist dat de vergadergerechtigde via het elektronisch communicatiemiddel kan worden geïdentificeerd, rechtstreeks kan kennisnemen van de verhandelingen ter vergadering en voor zover van toepassing het stemrecht kan uitoefenen.

23.4	Door de raad van bestuur kunnen voorwaarden worden gesteld aan het gebruik van het elektronisch communicatiemiddel. De voorwaarden die worden gesteld aan het gebruik van het elektronisch communicatiemiddel worden bij de oproeping van de algemene vergadering bekend gemaakt.

23.5	De raad van bestuur kan bepalen dat voor de toepassing van het bepaalde in leden 1 en 3 als gerechtigden hebben te gelden (a) zij die (i) op een door de raad van bestuur te bepalen tijdstip vergadergerechtigde zijn, dat tijdstip hierna te noemen: het “registratietijdstip” en (ii) als zodanig zijn ingeschreven in een door de raad van bestuur aangewezen register (of een of meer delen daarvan), hierna te noemen: het “register”, (b) mits (iii) de houder van het register op verzoek van de desbetreffende gerechtigde vóór de algemene vergadering schriftelijk aan de vennootschap kennis heeft gegeven dat de desbetreffende vergadergerechtigde voornemens is de algemene vergadering bij te wonen, ongeacht wie ten tijde van de algemene vergadering vergadergerechtigde is. De kennisgeving vermeldt de naam en het aantal aandelen waarvoor de vergadergerechtigde gerechtigd is de algemene vergadering bij te wonen. Het hiervoor onder (iii) bepaalde omtrent de kennisgeving aan de vennootschap geldt tevens voor de schriftelijk gevolmachtigde van een vergadergerechtigde.

23.6	Het in lid 5 bedoelde registratietijdstip kan niet vroeger gesteld worden dan op een tijdstip op de dertigste dag vóór die van de algemene vergadering. Bij de oproeping van de algemene vergadering worden het registratietijdstip en het tijdstip waarop conform lid 5 uiterlijk het voornemen om de algemene vergadering bij te wonen moet zijn kenbaar gemaakt, vermeld, alsmede waar en de wijze waarop registratie casu quo kennisgeving dient te geschieden en de wijze waarop de vergadergerechtigden hun rechten kunnen uitoefenen.

23.7	Maakt de raad van bestuur geen gebruik van de in lid 5 bedoelde bevoegdheid, dan moet iedere vergadergerechtigde de vennootschap schriftelijk in kennis stellen, zulks uiterlijk op de dag en voorts op de plaats die in de oproeping is vermeld, en tevens — voor zover het aandelen volgens model II betreft — onder opgave van het/de nummer(s) van het/de aandeelbewijs/aandeelbewijzen waaraan hij zijn vergaderrechten ontleent. Hij kan de bedoelde rechten ter vergadering slechts uitoefenen voor de aandelen en certificaten van aandelen die zowel op de hiervoor bedoelde dag, als op de dag van de vergadering op zijn naam staan.

23.8	Indien de raad van bestuur gebruik maakt van de in lid 5 bedoelde bevoegdheid, moeten schriftelijk gevolmachtigden hun volmacht afgeven aan de houder van het register voordat de kennisgeving van het voornemen de algemene vergadering bij te wonen als bedoeld in lid 6 geschiedt. De houder van het register zal de afgegeven volmachten meezenden met de schriftelijke kennisgeving aan de vennootschap als bedoeld in lid 5 sub (iii). De raad van bestuur kan bepalen dat de volmachten van stemgerechtigden aan de presentielijst worden gehecht. Indien de raad van bestuur geen gebruik maakt van de in lid 5 bedoelde bevoegdheid, moeten de schriftelijke volmachten gedeponeerd worden uiterlijk op de dag als in de oproeping vermeld en ten kantore van de vennootschap.

23.9	Aandeelhouders en overige vergadergerechtigden kunnen zich door een schriftelijk gevolmachtigde doen vertegenwoordigen.

23.10	De algemene vergadering kan een reglement vaststellen onder meer inhoudende de mogelijkheid van het toestaan van de duur van de spreektijd. Voor zover een reglement niet van toepassing is, kan de voorzitter de spreektijd rantsoeneren indien hij zulks met het oog op een goed verloop van de vergadering gewenst acht.

23.11	Over alle zaken betreffende de toegang tot de algemene vergadering, het uitoefenen van stemrecht en de uitslag van een stemming evenals over elke andere zaak betreffende de orde op de algemene vergadering wordt besloten door de voorzitter van die vergadering, met inachtneming van het bepaalde in artikel 2:13 van het Burgerlijk Wetboek.
STEMRECHT EN BESLUITVORMING
Artikel 24.
24.1	Elk aandeel geeft recht op één (1) stem in de algemene vergadering.
24.2	De raad van bestuur kan besluiten dat stemmen die voorafgaand aan de algemene vergadering via een elektronisch communicatiemiddel worden uitgebracht, gelijk worden gesteld met stemmen die ten tijde van de vergadering worden uitgebracht. Deze stemmen worden niet eerder uitgebracht dan op de dertigste dag voor die van de vergadering. Voor de toepassing van dit lid hebben als stemgerechtigden te gelden zij die op een bij de oproeping van een algemene vergadering te bepalen tijdstip die rechten hebben en als zodanig zijn ingeschreven in een door de raad van bestuur aangewezen register ongeacht wie ten tijde van de algemene vergadering de stemgerechtigden op de aandelen zijn. De uiterste dag van de registratie mag niet vroeger worden gesteld dan op de dertigste dag voor die van de vergadering.

24.3	Tenzij deze statuten anders bepalen, worden besluiten van de algemene vergadering genomen met volstrekte meerderheid van stemmen, uitgebracht in een vergadering waarin ten minste een derde van het geplaatste kapitaal is vertegenwoordigd. Indien een voorgeschreven quorum niet aanwezig is, zal geen tweede vergadering in de zin van artikel 2:120 Burgerlijk Wetboek kunnen worden gehouden.

Blanco stemmen en stemmen die van onwaarde zijn, worden niet meegeteld. De voorzitter van de vergadering bepaalt de wijze van stemming, alsmede de mogelijkheid van stemming bij acclamatie.

24.4	In een algemene vergadering kunnen geen stemmen worden uitgebracht voor:
a.	aandelen die toebehoren aan de vennootschap of aan een dochtermaatschappij; en

b.	aandelen waarvan de vennootschap of een dochtermaatschappij certificaten houdt.
24.5	Staken de stemmen omtrent een voorstel over zaken, dan komt geen besluit tot stand.

24.6	Verkrijgt bij verkiezing van personen niemand bij de eerste stemming de volstrekte meerderheid van de uitgebrachte stemmen, dan wordt een tweede vrije stemming gehouden; verkrijgt ook dan niemand de volstrekte meerderheid, dan vinden één of meer herstemmingen plaats, totdat hetzij één persoon de volstrekte meerderheid heeft verkregen, hetzij tussen twee personen is gestemd en de stemmen staken.

Bij gemelde herstemmingen — waaronder niet is begrepen de tweede vrije stemming — wordt telkens gestemd tussen de personen op wie bij de voorafgaande stemming is gestemd, evenwel uitgezonderd de persoon op wie bij de voorgaande stemming het geringste aantal stemmen is uitgebracht.

Is bij de voorafgaande stemming het geringste aantal stemmen op meer dan één persoon uitgebracht, dan wordt door loting uitgemaakt op wie van die personen bij de nieuwe stemming geen stemmen meer kunnen worden uitgebracht.

Ingeval bij een stemming tussen twee personen de stemmen staken beslist het lot wie van hen beiden is verkozen.

24.7	Het ter vergadering uitgesproken oordeel van de voorzitter omtrent de uitslag van een stemming is beslissend.

Hetzelfde geldt voor de inhoud van een genomen besluit, voorzover gestemd werd over een niet schriftelijk vastgelegd voorstel.

24.8	Wordt echter onmiddellijk na het uitspreken van het in het voorgaande lid bedoelde oordeel de juistheid daarvan betwist, dan vindt een nieuwe stemming plaats, wanneer de meerderheid van de algemene vergadering of, indien de oorspronkelijke stemming niet hoofdelijk of schriftelijk geschiedde, één stemgerechtigde dit verlangt.

Door deze nieuwe stemming vervallen de rechtsgevolgen van de oorspronkelijke stemming.
Artikel 25.
Besluiten van de algemene vergadering tot:
a.	wijziging van de statuten;

b.	ontbinding van de vennootschap;

c.	juridische fusie of juridische splitsing,
kunnen alleen worden genomen op voorstel van de raad van bestuur.
ACCOUNTANTSONDERZOEK
Artikel 26.
26.1	De algemene vergadering verleent opdracht aan een accountant als bedoeld in artikel 2:393 Burgerlijk Wetboek teneinde de door de raad van bestuur opgemaakte jaarrekening te onderzoeken, daarover verslag uit te brengen aan de raad van bestuur en een verklaring af te leggen.

26.2	Indien de algemene vergadering nalatig is met de verlening van de opdracht aan de accountant als bedoeld in lid 1 van dit artikel, geschiedt opdracht verlening door de raad van bestuur.

26.3	De opdracht kan te allen tijde worden ingetrokken door de algemene vergadering en door degene door wie de opdracht verleend is.
BOEKJAAR, JAARREKENING EN JAARVERSLAG
Artikel 27.
27.1	Het boekjaar van de vennootschap is gelijk aan het kalenderjaar.

27.2	De raad van bestuur sluit per de laatste dag van elk boekjaar de boeken van de vennootschap af en maakt daaruit binnen vier maanden een jaarrekening op en legt binnen deze termijn deze stukken voor aandeelhouders ter inzage ten kantore der vennootschap. Binnen deze termijn legt de raad van bestuur ook het jaarverslag over.

27.3	De raad van bestuur maakt de jaarrekening op volgens normen die in het maatschappelijk verkeer als aanvaardbaar worden beschouwd en volgens alle andere wettelijke bepalingen dienaangaande.

De jaarrekening wordt ondertekend door alle leden van de raad van bestuur. Ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder opgaaf van de reden melding gemaakt.

27.4	De raad van bestuur doet de jaarrekening onderzoeken door de accountant waaraan daartoe ingevolge artikel 26 de opdracht is verstrekt.

De accountant brengt aan de raad van bestuur verslag uit omtrent zijn onderzoek en geeft de uitslag van zijn onderzoek weer in een verklaring.

27.5	Afschriften van de opgemaakte jaarrekening vergezeld van de verklaring van de accountant als bedoeld in het vorige lid, van het jaarverslag van de raad van bestuur en van de krachtens de wet toe te voegen gegevens worden vanaf de dag van de oproeping tot de algemene vergadering, bestemd voor hun behandeling tot na afloop van die vergadering ten kantore van de vennootschap voor de aandeelhouders en de overige vergadergerechtigden verkrijgbaar gesteld.

27.6	De algemene vergadering besluit over de vaststelling van de jaarrekening.

27.7	De vennootschap gaat over tot openbaarmaking van de in dit artikel bedoelde stukken en gegevens, indien en voorzover en op de wijze zoals de artikelen 2:394 en volgende van het Burgerlijk Wetboek dit voorschrijven.
Artikel 28.
28.1	Van de winst worden zodanige bedragen gereserveerd als de raad van bestuur zal bepalen. De raad van bestuur bepaalt voorts de hoogte van de in de jaarrekening op te nemen afschrijvingen en voorzieningen.

28.2	De winst die resteert na toepassing van het vorige lid zal ter beschikking staan van de algemene vergadering voor uitkering van dividend of ter reservering.

28.3	Bij de berekening van het winstbedrag dat op ieder aandeel zal worden uitgekeerd, wordt slechts het nominale bedrag van de aandelen in aanmerking genomen.

28.4	De vennootschap kan aan aandeelhouders en andere gerechtigden tot de voor uitkering vatbare winst slechts uitkeringen doen voorzover het eigen vermogen groter is dan het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet of de statuten moeten worden aangehouden.

Bij de berekening van de winstverdeling tellen de aandelen die de vennootschap in haar kapitaal houdt niet mede.

28.5	Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

28.6	De raad van bestuur is bevoegd tot uitkering van één of meer interimdividenden te besluiten mits aan het in het vierde lid bedoelde vereiste betreffende de vermogenstoestand van de vennootschap is voldaan.

28.7	Tenzij de raad van bestuur een ander tijdstip vaststelt, zijn dividenden onmiddellijk betaalbaar na vaststelling.

28.8	Dividenden, waarover binnen vijf jaar nadat zij betaalbaar zijn geworden niet is beschikt, vervallen aan de vennootschap.

28.9	Uitkeringen kunnen geschieden in contanten of in natura.

28.10	De raad van bestuur kan besluiten tot uitkeringen (daaronder begrepen tussentijdse uitkeringen) uit de reserves van de vennootschap, op voorwaarde dat aan het in het vierde lid bedoelde vereiste betreffende de vermogenstoestand van de vennootschap is voldaan.

28.11	De vennootschap is slechts bevoegd tot uitkering van interim uitkeringen indien aan het vereiste van lid 4 van dit artikel is voldaan blijkens een tussentijdse vermogensopstelling als bedoeld in artikel 2:105 lid 4 Burgerlijk Wetboek.
ONTBINDING EN VEREFFENING
Artikel 29.
29.1	Ingeval van ontbinding van de vennootschap geschiedt de vereffening door de raad van bestuur, tenzij de algemene vergadering op voorstel van de raad van bestuur anders beslist.

29.2	De algemene vergadering stelt de beloning van de vereffenaars vast.

29.3	Gedurende de vereffening blijven deze statuten voorzoveel mogelijk van kracht.

29.4	Hetgeen na betaling van alle schulden van de vennootschap van haar vermogen resteert wordt uitgekeerd aan de aandeelhouders naar verhouding van hun bezit aan aandelen.

Op aandelen die de vennootschap zelf houdt, kan geen liquidatie-uitkering aan de vennootschap zelf plaatshebben.

29.5	Na afloop van de vereffening blijven de boeken en bescheiden van de ontbonden vennootschap gedurende zeven jaar berusten onder degene, die daartoe door de algemene vergadering bij het besluit tot ontbinding kan worden aangewezen. Indien een aanwijzing als voormeld door de algemene vergadering niet is geschied, geschiedt deze door de vereffenaars.
RECHTSKEUZE
Artikel 30
De rechten en verplichtingen tussen (a) de vennootschap, (b) ieder van haar huidige of voormalige leden van de raad van bestuur, procuratiehouders, werknemers en stafleden en/of (c) ieder van haar huidige of voormalige houders van aandelen in het kapitaal van de vennootschap of daarvan afgeleide effecten, worden voorzover zulks niet in strijd is met Nederlandse regels van dwingend recht, tenzij deze rechten en verplichtingen geen betrekking hebben op, of niet voortvloeien uit de hiervoor genoemde hoedanigheden. Ieder geschil, vordering, procedure, bewarende maatregel, of andere gerechtelijke stap, daaronder begrepen procedures tot het verkrijgen van voorlopige voorzieningen, geïnitieerd door en aangespannen tegen voornoemde personen in voornoemde hoedanigheden, zullen worden beslecht door de bevoegde Nederlandse rechter met uitsluiting van iedere andere rechter. In verband met zulke geschillen en andere gerechtelijke stappen, zullen alle huidige en voormalige leden van de raad van bestuur, procuratiehouders, werknemers en stafleden van de vennootschap zich onherroepelijk en onvoorwaardelijk (a) onderwerpen aan de exclusieve jurisdictie van de Nederlandse rechter, (b) afstand doen van het recht om de bevoegdheid van die rechter te betwisten, (c) verklaren dat een onherroepelijk vonnis van een Nederlandse rechter in hoogste ressort gewezen hen zal binden en (d) domicilie kiezen ten kantore van de vennootschap in Amsterdam ter zake de betekening van enig document met betrekking tot dergelijke geschillen en andere gerechtelijke stappen.

DE ONDERGETEKENDE
mr. W.H. Bossenbroek, notaris te Amsterdam, verklaart hierbij dat hij zich naar beste weten ervan heeft overtuigd dat de statuten van Eurand N.V., statutair gevestigd te Amsterdam, luiden overeenkomstig de hiervoor opgenomen tekst.

Getekend te Amsterdam, op 5 juni 2009.